EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway — Corporate Communications
(773) 961-2222
gmogilner@midway.com
MIDWAY REACHES WAIVER AND FORBEARANCE AGREEMENT ON ALL CONVERTIBLE SENIOR NOTES
Noteholders Agree to Extend Possible Note-Repurchase Date Previously Triggered by Change of Control
CHICAGO — January 15, 2009 — Midway Games Inc. (NYSE: MWY) today filed a Current Report on Form 8-K with the SEC detailing the waiver and forbearance agreements it has reached with the holders of $150 million principal amount of its convertible senior notes. With the agreements reached today, Midway now has negotiated with holders of the $75 million principal amount of 6% Convertible Senior Notes due 2025 and $75 million principal amount of 7.125% Convertible Senior Notes due 2026 to extend the date upon which the holders have the right to exercise their option to require Midway to repurchase the notes to February 12, 2009. The accelerated repurchase date was triggered by a change of control that occurred on November 28, 2008.
About Midway
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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